Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Announces Effectiveness of Reverse Stock Split

Walla Walla, Washington (May 31, 2011) – Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today announced that it had filed an amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Washington to effect the previously announced 1-for-7 reverse stock split.  The reverse stock split will take effect prior to the opening of the NASDAQ Global Select Market on June 1, 2011 and will be effective with respect to shareholders of record at the close of business on May 31, 2011 (the “Effective Time”).  At the Effective Time, every seven shares of Banner’s pre-split common shares will automatically be consolidated into one post-split share.

It is expected that Banner’s shares of common stock will continue to trade on the NASDAQ Global Select Market under the symbol “BANR” with the letter “D” added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred.  Following the 20 day period, the ticker symbol will revert to “BANR.”  In addition, Banner’s shares of common stock will also trade under a new CUSIP number effective June 1, 2011.

Shareholders as of the Effective Time will receive a letter of transmittal from the Company’s transfer agent with instructions regarding the surrender and exchange of common stock certificates.  Cash will be paid for fractional shares based on the closing price of the common stock on May 31, 2011.

Additional information regarding the reverse stock split can be found in Banner’s definitive proxy statement filed with the Securities and Exchange Commission on March 22, 2011.

About the Company

Banner Corporation is a $4.30 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.